Exhibit 8.2
[ Thacher Proffitt & Wood llp letterhead]
[Closing Date]
Slade’s Ferry Bancorp.
100 Slade’s Ferry Avenue
Somerset, Massachusetts 02726
Ladies and Gentlemen:
     Your have requested our opinion regarding certain federal income tax consequences of the proposed merger (the “Merger”) of Slade’s Ferry Bancorp., a Massachusetts corporation (the “Company”), with and into Independent Bank Corp., a Massachusetts corporation (the “Buyer”). The Merger will be effected pursuant to the Agreement and Plan of Merger by and among the Buyer, Rockland Trust Company, the Company and Slade’s Ferry Trust Company, dated as of October 11, 2007 (the “Agreement”). The Merger and related transactions are described in the Agreement and in the Joint Proxy Statement/Prospectus (the “Proxy Statement”) included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”). We are rendering this opinion in connection with Section 6.01(f) of the Agreement. All capitalized terms used but not defined in this letter have the meanings assigned to them in the Agreement.
     In connection with the opinion expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Agreement and the Proxy Statement and of such corporate records of the parties to the Agreement as we have deemed appropriate. We have also relied upon, without independent verification, the representations of the Company contained in their letter to us dated [Closing Date]. We have assumed that such representations are true and that the parties to the Agreement will act in accordance with the Agreement. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.
     Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes, under current law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.
     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Agreement.
     To ensure compliance with requirements imposed by the IRS, any United States federal tax advice contained herein, as to which each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor, (i) is not intended or written to be use, and cannot be used, for the purpose of avoiding penalties under the Code and (ii) is written in connection with the promotion or marketing of the transaction or matters addressed herein.
     This opinion is rendered for the sole benefit of the Company and no other person or entity is entitled to rely hereon. Copies of this opinion may not be furnished to any other person or entity without our prior written consent, except as may be required by law, nor may any portion of this opinion be quoted, circulated or referred to in any other document, without our prior written consent. We consent to the furnishing of a copy of this opinion to the Buyer in connection with the Merger. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Proxy Statement which is part of the Registration Statement.

Very truly yours,